Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form 10-K (File Nos. 333‑127996 and 333‑128252 and 333-190877) of Citizens Community Bancorp, Inc. of our report dated December 7, 2015, relating to the consolidated financial statements, which appears on page 38 of this annual report on Form 10‑K for the year ended September 30, 2015.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin
December 7, 2015